
MASTERWORKS

ONE OF THE MOST EXPENSIVE LIVING ARTISTS

PETER DOIG

In 2021, his painting sold for $39.9M, currently the 10th highest price for a living artist.

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CONSISTENTLY HIGH PRICES

TOP ARTIST WITH BLUE-CHIP PRICES

Doig consistently commands high prices at auction and, in 2007, sold the most expensive painting ever for a European artist.

His top auction records were all set in the past ten years. See his top prices below:

1. 

Swamped (1990)

$39.9M

NOV 2021

2. 

Rosedale (1991)

$28.8M

MAY 2017

3. 

Swamped (1990)

$25.9M

MAY 2015

4. 

Red House (1995-6)

$21.1M

NOV 2017

5. 

Camp Forestia (1996)

$20.1M

OCT 2017

SUCCESSFUL STYLE AT AUCTION

HIGHLY COVETED COMPOSITION

Auction records for works similar in style, scale, subject, and period have sold in excess of $1.32M.



Sold for $1.3M

Ski Jacket (1993)
May 2024, Christie's NY



Sold for $575K

Olin MKIV (1995)
March 2023, Sotheby's NY



Sold for $918K

Slushy Landscape (with figures) (1995)
March 2019, Phillip's NY

Olin MKIV (1995)
March 2023, Sotheby's NY

🎁 FREE GIVEAWAY!

WIN A BRACELET FROM HIS DIOR COLLAB

Peter Doig designed an entire line for luxury designer Dior a few years ago—and we got our hands on a silver bracelet he made. Check out Doig's offering and you'll be automatically entered to win. Terms apply.


DIOR

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Important Disclosures

See Terms and Conditions here. View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Top five sales at auction not included in set of similar works to the Offering which comprise paintings by Peter Doig with the following criteria: Paintings on canvas created before 2000 that feature houses and landscapes and measure between 10 inches by 10 inches and 30 inches by 30 inches, excluding works with prominent figures and monochrome works as well as and Buffalo station'77 (1998), Bird House (Small) (1995) and Bob's House (1994) for differences in quality.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Celebrity and publication affiliation with artist is not an endorsement of Masterworks or Masterworks Offerings.

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